                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                Amendment No. 4


                               BEA SYSTEMS, INC.
                               -----------------
                               (Name of Issuer)


                                 COMMON STOCK
                                 ------------
                        (Title of Class of Securities)


                                  073325 10 2
                                  -----------
                                (CUSIP Number)

                               December 31, 2000
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


Check appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)


                               Page 1 of 9 Pages

===============================================================================


  CUSIP NO. 073325102                 13G                Page 2 of 9 Pages
           ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Warburg, Pincus Ventures L.P.    I.D. No. 13-3784037

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          23,539,578
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          23,539,578

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      23,539,578

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.07%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

===============================================================================


  CUSIP NO. 073325102                 13G                Page 3 of 9 Pages
           ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Warburg, Pincus & Co.         I.D. No. 13-6358475

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          23,655,063
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          23,655,063

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      23,655,063

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.10%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

===============================================================================


  CUSIP NO. 073325102                 13G                Page 4 of 9 Pages
           ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      E.M Warburg, Pincus & Co. LLC         I.D. No. 13-3536050

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          23,539,578
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          23,539,578

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      23,539,578

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.07%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO

------------------------------------------------------------------------------

  CUSIP NO. 073325102                 13G                Page 5 of 9 Pages
           ----------

Item 1.
      (a)   Name of Issuer:  BEA Systems, Inc. (the "Issuer")

      (b)   Address of Issuer's Principal Executive Offices:

            2315 North First Street, San Jose, CA 95131

Item 2.
(a) & (b)   Name of Person Filing; Address of Principal Business Office:

            This statement is filed by and on behalf of (a) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPV. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

      (c)   Citizenship:  Not applicable.

      (d)   Title of Class of Securities:  Common Stock

      (e)   CUSIP Number:  073325 10 2

Item 3.
            Not applicable.

Item 4.  Ownership
      (a)   Amount Beneficially Owned:

            23,539,578 shares as of December 31, 2000

      (b)   Percent of Class: 6.07%, as of December 31, 2000.

      (c)   Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

                    -0- shares.

               (ii) shared power to vote or to direct the vote:

                    23,539,578

  CUSIP NO. 073325102                 13G                Page 6 of 9 Pages
           ----------

               (iii)  sole power to dispose or to direct the disposition of:

                      -0- shares.

               (iv)   shared power to dispose or to direct the disposition of:

                      23,539,578

Item 5.  Ownership of Five Percent or Less of a Class
  Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
  Not applicable.

Item 8.   Identification and Classification of Members of the Group
  Not applicable.

Item 9.   Notice of Dissolution of the Group
  Not applicable.

Item 10.  Certification
  Not applicable.

  CUSIP NO. 073325102                 13G                Page 7 of 9 Pages
           ----------

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                              Date: February 12, 2001

                              WARBURG, PINCUS VENTURES, L.P.

                              By:  Warburg, Pincus & Co.,
                                   General Partner



                              By:      /s/ Scott A. Arenare
                                 ------------------------------------
                                  Scott A. Arenare
                                  Attorney-In-Fact



                              WARBURG, PINCUS & CO.



                              By:      /s/ Scott A. Arenare
                                 ------------------------------------
                                  Scott A. Arenare
                                  Attorney-In-Fact



                              E.M. WARBURG, PINCUS & CO., LLC



                              By:      /s/ Scott A. Arenare
                                 ------------------------------------
                                  Scott A. Arenare
                                  Vice President
                              Its:  Member

  CUSIP NO. 073325102                 13G                Page 8 of 9 Pages
           ----------

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated February 12, 2001, among the signatories to this Schedule 13G.